SUB-ITEM 77M

At the close of business on December 7, 2012, the MFS High Yield Portfolio (the "Fund"), a series of MFS Variable Insurance Trust II (the "Trust"), acquired all of the assets of the SC PIMCO High Yield Fund (the "Acquired Fund"), a series of Sun Capital Advisers Trust. The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 on behalf of the Fund (File No. 333-183593), as filed with the Securities and Exchange Commission via EDGAR on August 28, 2012, under Rule 488 under the Securities Act
of 1933.   Such description is incorporated herein by reference.

The Acquired Fund has ceased to be an investment company as defined in the Investment Company Act of 1940.